Exhibit 99.1

Alector Reports Recent Business Highlights and Second Quarter 2019 Financial Results

-	Completed planned enrollment of AL001 Phase 1b trial and demonstrated proof-of-mechanism in Frontotemporal Dementia patients
-	AL101 granted Orphan Drug Designation from U.S. FDA
-	Ended the quarter with $411 million in cash, cash equivalents and marketable securities

SOUTH SAN FRANCISCO, Calif. – August 12, 2019 – Alector, Inc. (Nasdaq: ALEC), a clinical stage biotechnology company pioneering immuno-neurology, today announced company highlights and financial results for the second quarter of 2019.

“We are continuing to make substantial progress in our efforts to bring novel disease-modifying treatments to patients suffering from neurodegenerative diseases,” said Arnon Rosenthal, Ph.D., chief executive officer of Alector. “We are very encouraged by the recent data from our AL001 program in patients suffering from frontotemporal dementia. In addition, with the continued progress of our AL002 and AL003 programs targeting Alzheimer’s disease and our fourth program, AL101, moving towards the clinic, we believe we have the opportunity to transform treatment for patients suffering from these devastating diseases.”

Recent Business Highlights

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Data Presented at AAIC Demonstrate AL001 Reverses Progranulin Deficiency in FTD patients – In July 2019, Alector reported initial positive data with its product candidate, AL001, in FTD patients with a specific mutation in the progranulin (PGRN) gene. Data showed that AL001 elicited a dose-dependent increase in PGRN levels, restoring the level of PGRN in the plasma and in the CSF back to the normal range.

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AL001 Phase 1b Enrollment Completed – In July 2019, Alector completed the planned enrollment of its Phase 1b clinical trial in FTD-GRN patients. The Company expects to immediately begin the Phase 2 study in FTD-GRN patients in the second half of 2019.

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AL101 Granted Orphan Drug Designation from U.S. FDA – In July 2019, the U.S. Food and Drug Administration (FDA) granted orphan drug designation to AL101, the company’s second program for the treatment of patients with FTD. Alector will be developing AL101 for FTD, as well as specific subsets of patients suffering from other neurological disorders.

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Added Dr. Kristine Yaffe, M.D. to the Board of Directors – In August 2019, Alector added Kristine Yaffe, M.D., to its board of directors. Dr. Yaffe is the Scola Endowed Chair and Vice Chair, professor of psychiatry, neurology and epidemiology and the director of the Center for Population Brain Health at the University of California, San Francisco. She is an internationally recognized expert in the field of cognitive aging, neurodegeneration, and dementia who has received numerous awards for her groundbreaking contributions to the field.

Second Quarter 2019 Financial Results

Revenue. Collaboration revenue for the second quarter of 2019 was $6.9 million compared to $7.1 million for the same period in 2018. The decrease was driven primarily by lower expenses based on the scheduled timing of production with contract manufacturers that resulted in less revenue recognized under Alector’s collaboration agreement with AbbVie for the current period.

R&D Expenses. Total research and development expenses for the second quarter of 2019 were $25.6 million compared to $16.8 million for the same period in 2018. The increase was driven by higher personnel-related expenses as headcount grew to support the advancement of the clinical and preclinical programs, increased expenditures related to the clinical trials, increased laboratory expenses for the development of our pipeline, and increased facilities and other unallocated research and development expenses to support the growth of the business.

G&A Expenses. Total general and administrative expenses for the second quarter of 2019 were $8.4 million compared to $2.5 million for the same period in 2018. This increase was primarily due to higher personnel-related expenses, increased facilities and general overhead expenses, and increased consulting expenses related to information technology, accounting, legal, human resources, and other administrative functions to support the growth of the business.

Net Loss. For the second quarter of 2019, Alector reported a net loss of $24.6 million, compared to a net loss of $11.1 million for the same period in 2018.

Cash Position. Cash, cash equivalents, and marketable securities were $410.9 million as of June 30, 2019.

About Alector

Alector is a clinical stage biotechnology company pioneering immuno-neurology, a novel therapeutic approach for the treatment of neurodegenerative diseases. Immuno-neurology targets immune dysfunction as a root cause of multiple pathologies that are drivers of degenerative brain disorders. Alector is developing a broad portfolio of programs designed to functionally repair genetic mutations that cause dysfunction of the brain’s immune system and enable the rejuvenated immune cells to counteract emerging brain pathologies. The Company’s product candidates are supported by biomarkers and target genetically defined patient populations in frontotemporal dementia and Alzheimer’s disease. Alector is headquartered in South San Francisco, California. For additional information, please visit www.alector.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking” statements within the meaning of The Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on our beliefs and assumptions and on information currently available to us on the date of this press release. Forward-looking statements may involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from those expressed or implied by the forward-looking statements. These statements include but are not limited to statements regarding the Company’s financial condition and results of operations, and plans for the Company’s product candidates, clinical studies and anticipated regulatory and development milestones. Except as required by law, we assume no obligation to update these forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in the forward-looking statements, even if new information becomes available in the future. Important factors that could cause our actual results to differ materially are detailed from time to time in the reports Alector files with the Securities and Exchange Commission, including in our quarterly report on Form 10-Q that is being filed with the Securities and Exchange Commission (“SEC”). Copies of reports filed with the SEC are posted on Alector’s website and are available from Alector without charge.

Selected Consolidated Balance Sheet Data

(in thousands)

(unaudited)

	June 30,	December 31,
	2019	2018

Cash, cash equivalents, and marketable securities	$410,933	$290,408
Total assets	477,251	308,359
Total current liabilities (excluding deferred revenue)	26,231	13,043
Deferred revenue (including current portion)	162,098	174,620
Total liabilities	231,535	195,237
Convertible preferred stock (1)	—	210,520
Total stockholders’ equity	245,716	(97,398)

(1) Upon the closing of our IPO in February 2019, all of the outstanding shares of our convertible preferred stock converted into 45,374,836 shares of common stock.

Consolidated Statement of Operations Data

(in thousands, except share and per share data)

(unaudited)

	Three Months Ended June 30,	Six Months Ended June 30,
	2019	2018	2019	2018
Revenue:
Collaboration revenue	$6,917	$7,109	$12,522	$11,860
Grant revenue	—	—	—	169
Total revenue	6,917	7,109	12,522	12,029
Operating expenses:
Research and development	25,640	16,818	46,247	28,542
General and administrative	8,429	2,522	14,188	4,943
Total operating expenses	34,069	19,340	60,435	33,485
Loss from operations	(27,152)	(12,231)	(47,913)	(21,456)
Other income, net	2,592	1,110	4,793	1,898
Net loss	$(24,560)	$(11,121)	$(43,120)	$(19,558)
Net loss per share, basic and diluted	$(0.36)	$(1.00)	$(0.77)	$(1.78)
Shares used in computing net loss per share, basic and diluted	67,327,975	11,157,024	55,643,352	11,008,568

Source: Alector, Inc.

Contacts

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Dan Budwick, 973-271-6085

dan@1abmedia.com

or

Investors:

Alector, Inc.

ir@alector.com